UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Technology Way, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 329-4700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

On May 30, 2008, Analog Devices, Inc. issued a press release announcing the settlement by the Company and its President and CEO, Mr. Jerald G. Fishman, with the Securities and Exchange Commission, thereby concluding the Commission’s investigation into the Company’s stock option granting practices. Neither the Company nor Mr. Fishman admitted or denied any of the Commission’s allegations or findings.

As previously disclosed, the Commission concluded that: the appropriate grant date for the September 4, 1998 options should have been September 8, 1998 (which is one trading day later than the date that was used to price the options); the appropriate grant date for the November 30, 1999 options should have been November 29, 1999 (which is one trading day earlier than the date that was used to price the options); and the appropriate grant date for the July 18, 2001 options should have been July 26, 2001 (which is five trading days later than the date that was used to price the options). The Commission did not charge the Company or Mr. Fishman with any violation of law related to the granting of options prior to the release of favorable financial results.

In connection with the settlement, the Company consented to a cease-and-desist order under Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, agreed to pay a civil money penalty of $3 million, and agreed to reprice options granted to Mr. Fishman in 1999 and 2001. No other options granted by the Company are affected by the settlement. Mr. Fishman consented to a cease-and-desist order under Sections 17(a)(2) and (3) of the Securities Act, agreed to pay a civil money penalty of $1 million, and agreed to make a disgorgement payment of $450,000 (plus interest) with respect to options granted in 1998.

The Company has determined that no restatement of its historical financial results is necessary due to the settlement.

The full text of the press release issued by the Company in connection with the foregoing announcement is filed as Exhibit 99.1 to this Current Report, and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description

99.1	Press release dated May 30, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 30, 2008	ANALOG DEVICES, INC.

		By:	/s/ Margaret K. Seif
Margaret K. Seif
Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 30, 2008